
Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE


                                                                  FOR THE YEARS ENDED SEPTEMBER 30,
                                                               -----------------------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)                      1999                  1998
-----------------------------------------------
                                                               -----------------   ---------------------
NET INCOME                                                         $        101              $      609
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                            1,362,390                 787,075
COMMON STOCK EQUIVALENTS DUE TO DILUTIVE EFFECT OF STOCK
OPTIONS                                                                   2,217                       -
TOTAL WEIGHTED AVERAGE COMMON SHARES AND COMMON SHARE
EQUIVALENTS OUTSTANDING                                               1,364,607                 787,075
BASIC EARNINGS PER COMMON SHARE AND COMMON SHARE
EQUIVALENTS                                                               $0.07                   $0.77

DILUTED EARNINGS PER COMMON SHARE                                         $0.07                   $0.77


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